Exhibit 99.1
Franklin Bank, S.S.B. Appoints Interim Chief Executive Officer and Franklin Bank Corp.
Announces Extension from Nasdaq and AMEX
HOUSTON, June 30/PrimeNewswire-FirstCall/ — Franklin Bank Corp. (Nasdaq: FBTX; Amex: FBK-P.LF) (“Franklin”) announced today that Andy Black, the President and Chief Operating Officer of Franklin’s subsidiary, Franklin Bank, S.S.B. (the “Bank”), has been appointed to serve as interim Chief Executive Officer of the Bank. Mr. Black, who has been with the Bank since December of 2005, is a veteran commercial and community banker with over 20 years of experience at prominent financial institutions in the Texas marketplace. As a result of Mr. Black’s appointment, the executive committee of the Bank that recently has been overseeing the Bank’s day to day business activities has been disbanded.
Franklin also announced that the listing of each of its common stock and Series A Non-Cumulative Perpetual Preferred Stock (the “Preferred Stock”) has been extended by The NASDAQ Stock Market (the “Nasdaq”) and The American Stock Exchange (“AMEX”), respectively, until September 15, 2008.
The Nasdaq Hearings Panel (the “Panel”) has determined to grant the request of Franklin for continued listing of Franklin’s common stock on the Nasdaq provided that Franklin files its Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (the “Form 10-K”) and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 (the “Form 10-Q”) on or before September 15, 2008. The Panel reserved the right to reconsider its decision based on any event, condition, or circumstance that exists or develops that would, in the opinion of the Panel, make continued listing of Franklin’s common stock on the Nasdaq inadvisable or unwarranted.
The staff of AMEX has approved Franklin’s amended compliance plan to bring Franklin into compliance with the AMEX Company Guide by September 15, 2008 (the “Amended Plan”). Subject to Franklin complying with and making progress under the Amended Plan, AMEX has granted Franklin an extension until September 15, 2008 to file the Form 10-K and the Form 10-Q. The staff of AMEX will review Franklin periodically for compliance with the Amended Plan. Provided that Franklin complies with the Amended Plan and makes progress under it, AMEX will continue to list the Preferred Stock until September 15, 2008.
Corporate Overview
Franklin Bank Corp., headquartered in Houston, Texas, was formed in April 2002. Franklin’s common stock initiated trading on the Nasdaq in December 2003 under the ticker symbol FBTX. In May 2006, Franklin raised additional capital through an offering of the Preferred Stock that is now trading on AMEX under the ticker symbol FBK-P.LF.
Through its subsidiary, Franklin Bank S.S.B., Franklin offers a wide variety of commercial products that allows it to serve customers in communities, as well as on a national basis. Franklin Bank focuses on providing high-quality personalized service through its “trusted financial advisors” and strives to meet all of the financial needs of its customers. In addition to various deposit and loan products, Franklin Bank offers retail brokerage services. For more information, you can visit its website at http://www.bankfranklin.com. Franklin Bank is FDIC insured and an equal housing lender.
Forward Looking Statements
This announcement includes forward-looking statements. These forward-looking statements include comments with respect to the goals, objectives, expectations, strategies, and the results of the company’s operations and business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. Franklin does not undertake, and hereby disclaims, any duty to update these forward-looking statements even though the situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements as a number of factors could cause future results to differ materially from these statements.
Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which Franklin operates, and changes in economic, political, regulatory and technological conditions, including continuation for a prolonged period of current conditions in the housing, mortgage and credit markets. Other specific risks related to Franklin include the following: the results of the final audit of Franklin’s financial statements for 2007; Franklin’s ability to effectively implement the recommendations of its Audit Committee arising out of the Audit Committee’s previously disclosed investigation; the actions of the Nasdaq and AMEX concerning the continued listing of Franklin’s securities for trading on such exchanges, including as discussed in this press release, and the actions of other regulatory agencies which may be taken in response to the Audit Committee’s investigation and the findings thereof; potential inability to successfully implement its growth business strategy; the integration of businesses that may be acquired; Franklin’s limited operating history; the potential unavailability of external financing; reliance on brokered deposits; the geographic concentration of its business, commercial real estate and consumer loan portfolios, including a significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of the single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom Franklin does business; credit risk associated with smaller borrowers in its mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which the company is subject; the possibility that allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of the information systems; the potential inability to obtain the third-party information services on which it relies; and environmental risks associated with foreclosure on real estate properties. Franklin cautions that the foregoing list is not exhaustive. Investors should carefully consider the aforementioned factors as well as other uncertainties and events.
Contact: Andy Black at (713) 339-8999